UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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[ ] Preliminary Proxy Statement
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Carver Bancorp, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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October 13, 2011
**** IMPORTANT REMINDER: PLEASE VOTE TODAY ****

Dear Stockholder:
Recently we sent to you proxy materials regarding Carver Bancorp, Inc.'s Annual Meeting of Stockholders, to be held on October 25, 2011. I am writing to you because we have not received your vote. I am therefore sending you another voting card, in light of the significance of this year's Annual Meeting of Stockholders.
This annual meeting, perhaps the most important in Carver's history, is rapidly approaching, and your Board of Directors is asking you to vote your shares as soon as possible. The proposals on this year's agenda will determine the future course of YOUR institution. While all the proposals are important, proposal number 10 requires an unusually high vote of 2/3 of all outstanding shares to pass. Without approval of proposal number 10, the goals of Carver's recent $55 million recapitalization will not be achieved. Please note that unvoted shares count as a vote against proposal number 5 through proposal number 10.
You may vote over the Internet or by telephone, and we are asking you to do so now, to save Carver further expense and to ensure that your vote is counted. Instructions are enclosed in this package. Of particular note, your broker does not have the authority to vote your shares on a number of the vital proposals unless you provide your broker with specific voting instructions. If you hold your shares through a broker, please contact your broker to ensure that your shares are voted.
If you sign and return the enclosed form without indicating a vote, your shares will be voted “FOR” each of the proposals.
***Please Vote Today***

Your Board, as fellow stockholders, urge each of you to vote “FOR” each of the proposals outlined in the Proxy Statement previously sent to you.

Thank you for your investment in Carver and for voting your shares. If you have questions or need assistance, our proxy solicitation firm, Morrow & Co., LLC, would be pleased to assist you. Please call them at 1-877-749-5770.

Sincerely yours,

/s/ Deborah C. Wright
Deborah C. Wright
Chairman and Chief Executive Officer